Exhibit 99.1
FOR IMMEDIATE RELEASE
Regeneron Reports First Quarter 2008 Financial and Operating Results
Tarrytown, New York (May 1, 2008) — Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) today announced financial and operating results for the first quarter 2008. The Company reported a net loss of $11.6 million, or $0.15 per share (basic and diluted), for the first quarter of 2008 compared with a net loss of $29.9 million, or $0.46 per share (basic and diluted), for the first quarter of 2007.
At March 31, 2008, cash, restricted cash, and marketable securities totaled $827.9 million compared with $846.3 million at December 31, 2007. The Company’s $200.0 million of convertible notes, which bear interest at 5.5 percent per annum, mature in October 2008.
Current Business Highlights
ARCALYST™ (rilonacept) — Inflammatory Diseases
The Company announced in February 2008 that it had received marketing approval from the U.S. Food and Drug Administration (FDA) for ARCALYST™ (rilonacept) Injection for Subcutaneous Use, an interleukin-1 blocker, for the treatment of Cryopyrin-Associated Periodic Syndromes (CAPS), including Familial Cold Auto-inflammatory Syndrome (FCAS) and Muckle-Wells Syndrome (MWS) in adults and children 12 and older. ARCALYST is the only therapy approved for patients with CAPS, a group of rare, inherited, auto-inflammatory conditions characterized by life-long, recurrent symptoms of rash, fever/chills, joint pain, eye redness/pain, and fatigue. Intermittent, disruptive exacerbations or flares can be triggered at any time by exposure to cooling temperatures, stress, exercise, or other unknown stimuli. In late March 2008, ARCALYST became available for prescription in the United States and the Company began making shipments of ARCALYST to its distributors. ARCALYST has also received Orphan Drug designation in the European Union for the treatment of CAPS.
A Phase 2 safety and efficacy trial of ARCALYST is underway in the prevention of gout flares induced by the initiation of uric acid-lowering drug therapy used to control gout. The Company is also evaluating the potential use of ARCALYST in other indications in which interleukin-1 (IL-1) may play a role.
Aflibercept (VEGF Trap) — Oncology
In their collaboration to develop aflibercept for the treatment of cancer, Regeneron and sanofi-aventis currently are enrolling patients in four Phase 3 trials that combine aflibercept with standard chemotherapy regimens. One trial is evaluating aflibercept as a 2nd line treatment for metastatic colorectal cancer in combination with folinic acid, 5-FU, and irinotecan. A second trial is evaluating aflibercept as a 1st line treatment for metastatic pancreatic cancer in combination with gemcitabine. A third trial is evaluating aflibercept as a 1st line treatment for metastatic androgen independent prostate cancer in combination with docetaxel/prednisone. The fourth trial is evaluating aflibercept as a 2nd line treatment for metastatic non-small cell lung cancer in combination with docetaxel. All four trials are studying the current standard of chemotherapy care for the cancer being studied with and without aflibercept. In addition, more than 13 studies are being conducted in conjunction with the National Cancer Institute (NCI) Cancer Therapy Evaluation Program (CTEP) evaluating aflibercept as a single agent or in combination with chemotherapy regimens in a variety of cancer indications.
VEGF Trap-Eye — Eye Diseases
VEGF Trap-Eye is a specially purified and formulated form of the VEGF Trap for use in intraocular applications. Regeneron and Bayer HealthCare initiated a Phase 3 global development program of VEGF Trap-Eye in the neovascular form of Age-related Macular Degeneration (wet AMD) in the third quarter of 2007. The first trial, known as VIEW 1 (VEGF Trap: Investigation of Efficacy and Safety in Wet age-related macular degeneration), is comparing VEGF Trap-Eye and ranibizumab (Lucentis®, a registered trademark of Genentech, Inc.), an anti-angiogenic agent approved for use in wet AMD. The trial is evaluating dosing intervals of four and eight weeks for VEGF Trap-Eye, compared with ranibizumab dosed every four weeks according to its label. Bayer HealthCare is initiating a second Phase 3 trial of VEGF Trap-Eye in wet AMD in the European Union and other parts of the world outside the U.S.
In April 2008, Regeneron and Bayer HealthCare announced the 32-week endpoint results of a Phase 2 study evaluating VEGF Trap-Eye in wet AMD, which were presented at the 2008 Association for Research in Vision and Ophthalmology (ARVO) meeting in Fort Lauderdale, Florida. The analysis showed that VEGF Trap-Eye dosed on a PRN (as-needed) dosing schedule maintained the statistically significant gain in visual acuity achieved after an initial 12-week, fixed-dosing phase.
Study results showed that across all dose groups in the study population the 6.6 mean letter gain in visual acuity achieved versus baseline at the week 16 evaluation visit, following 12 weeks of fixed dosing, was maintained out to week 32 (a 6.7 mean letter gain versus baseline; p< 0.0001) using a PRN dosing schedule (where dosing frequency was determined by the physician’s assessment of pre-specified criteria). The decrease in retinal thickness, an anatomical measure of treatment effect, achieved with a fixed-dose schedule was also maintained for all dose groups combined at week 32 (a 137 micron mean decrease versus baseline, p<0.0001).
Patients receiving monthly doses of VEGF Trap-Eye, either 0.5 or 2.0 mg, for 12 weeks followed by PRN dosing thereafter achieved mean improvements in visual acuity of 8.0 (p<0.01 versus baseline) and 10.1 letters (p<0.0001 versus baseline), respectively, and mean decreases in retinal thickness of 141 (p<0.0001 versus baseline) and 162 microns (p<0.0001 versus baseline) at week 32, respectively.
After the last fixed-dose administration at week 12, patients from all dose groups combined required, on average, only one additional injection over the following 20 weeks to maintain the visual acuity gain established during the fixed-dosing period. Notably, 55 percent of the patients who received 2.0 mg monthly for 12 weeks did not require any additional treatment throughout the next 20-week PRN dosing period. Moreover, 97 percent of the patients who received 2.0 mg monthly for 12 weeks did not require re-dosing at the week 16 evaluation visit, indicating that an 8-week dosing schedule may be feasible.
Regeneron and Bayer HealthCare are collaborating on the global development of VEGF Trap-Eye for the treatment of wet AMD, diabetic eye diseases, and other eye diseases and disorders. Bayer HealthCare will market VEGF Trap-Eye outside the United States, where the companies will share equally in profits from any future sales of VEGF Trap-Eye. Regeneron maintains exclusive rights to VEGF Trap-Eye in the United States.
Monoclonal Antibodies
Regeneron and sanofi-aventis are collaborating on the discovery, development, and commercialization of fully human monoclonal antibodies generated by Regeneron using its VelocImmune® technology. The first therapeutic antibody to enter clinical development under the collaboration is REGN88, an antibody to the interleukin-6 receptor (IL-6R) that is being evaluated in rheumatoid arthritis. A second antibody candidate, an antibody to Delta-like ligand-4 (Dll4), is slated to start clinical development in mid-2008. The Company and sanofi-aventis plan to advance two to three new antibodies into clinical development each year.
Financial Results
Revenue
Regeneron’s total revenue increased to $56.4 million in the first quarter of 2008 from $15.8 million in the same period of 2007. Contract research and development revenue in the first quarter of 2008 principally related to the Company’s aflibercept and antibody collaborations with sanofi-aventis and the Company’s VEGF Trap-Eye collaboration with Bayer HealthCare. In the first quarter of 2007, contract research and development revenue primarily related to the Company’s aflibercept collaboration with sanofi-aventis. Technology licensing revenue related to the Company’s license agreements with AstraZeneca and Astellas.
Regeneron recognized contract research and development revenue of $13.8 million in the first quarter of 2008 related to the Company’s aflibercept collaboration with sanofi-aventis, compared with $11.8 million in the same period of 2007. Contract research and development revenue from the collaboration consisted of reimbursement of aflibercept development expenses incurred by the Company plus recognition of amounts related to

$105.0 million of previously received and deferred non-refundable, up-front payments. Reimbursement of expenses increased to $11.7 million in the first quarter of 2008 from $9.6 million in the same period of 2007, principally due to higher costs related to the Company’s manufacture of aflibercept clinical supplies and higher clinical development costs. With respect to the $105.0 million of up-front payments from sanofi-aventis, $2.1 million was recognized in the first quarter of 2008 compared to $2.2 million in the same period of 2007.
Sanofi-aventis also incurs aflibercept development expenses directly and these expenses are increasing because of the growing number of clinical trials sanofi-aventis is overseeing in the oncology program. During the term of the aflibercept collaboration, sanofi-aventis pays 100 percent of agreed-upon aflibercept development expenses incurred by both companies. Following commercialization of an aflibercept product, Regeneron, from its 50 percent share of aflibercept profits, will reimburse sanofi-aventis for 50 percent of aflibercept development expenses previously paid by sanofi-aventis.
Regeneron recognized contract research and development revenue of $21.9 million in the first quarter of 2008 related to the Company’s antibody collaboration with sanofi-aventis. Contract research and development revenue from the antibody collaboration consisted of $15.1 million for reimbursement of the Company’s expenses under the collaboration’s discovery agreement, $4.2 million for reimbursement of the Company’s REGN88 development expenses, and $2.6 million related to an $85.0 million non-refundable, up-front payment, which was deferred upon receipt in December 2007.
In connection with the Company’s VEGF Trap-Eye collaboration with Bayer HealthCare, the Company received a $75.0 million non-refundable, up-front payment in October 2006 and a $20.0 million milestone payment in August 2007. Through September 30, 2007 all payments received from Bayer HealthCare, including the up-front and milestone payments and cost-sharing reimbursements were fully deferred and included in deferred revenue. In the fourth quarter of 2007, the Company commenced recognizing previously deferred payments from Bayer HealthCare and cost sharing of the Company’s VEGF Trap-Eye development expenses in the Company’s Statement of Operations through a cumulative catch-up. The $75.0 million non-refundable, up-front license payment and $20.0 million milestone payment are being recognized as contract research and development revenue over the related estimated performance period. In periods when the Company recognizes VEGF Trap-Eye development expenses that it incurs under the collaboration, the Company also recognizes, as contract research and development revenue, the portion of those VEGF Trap-Eye development expenses that are reimbursable from Bayer HealthCare. In periods when Bayer HealthCare incurs agreed upon VEGF Trap-Eye development expenses that benefit the collaboration and Regeneron, the Company also recognizes, as additional research and development expense, the portion of Bayer HealthCare’s VEGF Trap-Eye development expenses that the Company is obligated to reimburse.

In the first quarter of 2008, the Company recorded $9.0 million of contract research and development revenue from Bayer HealthCare, consisting of $3.3 million related to the $75.0 million up-front licensing payment and the $20.0 million milestone payment and $5.7 million related to the portion of the Company’s first quarter 2008 VEGF Trap-Eye development expenses that is reimbursable from Bayer HealthCare.
Regeneron has entered into non-exclusive license agreements with AstraZeneca and Astellas that allow those companies to utilize VelocImmune® technology in their internal research programs to discover human monoclonal antibodies. Each company made a $20.0 million up-front, non-refundable payment in 2007 and will make up to five additional annual payments of $20.0 million, subject to the ability to terminate their agreements after making three additional payments. Upon receipt, these payments are deferred and are recognized as revenue ratably over approximately the ensuing year of each agreement. Regeneron will also receive a mid-single-digit royalty on sales of any antibodies discovered utilizing VelocImmune. In the first quarter of 2008 and 2007, the Company recognized $10.0 million and $2.1 million, respectively, of technology licensing revenue related to these agreements.
ARCALYST™ (rilonacept) Product Sales
In late March 2008, the Company shipped $0.8 million of ARCALYST to its distributors, which was fully deferred at March 31, 2008 and classified as deferred revenue in the Company’s financial statements.
Expenses
Total operating expenses for the first quarter of 2008 were $72.3 million, 46 percent higher than the same period in 2007. Our average headcount increased to 714 in the first quarter of 2008 from 585 in the same period of 2007 primarily as a result of our expanding research and development activities directed toward preclinical and clinical development of product candidates, including ARCALYST™, aflibercept, VEGF Trap-Eye, and monoclonal antibodies (including REGN88 and the Dll4 antibody).
Operating expenses included non-cash compensation expense related to employee stock option and restricted stock awards of $8.3 million and $6.6 million in the first quarters of 2008 and 2007, respectively.
Research and development (R&D) expenses increased to $61.3 million in the first quarter of 2008 from $41.2 million in the comparable quarter of 2007. The Company incurred higher R&D costs primarily related to additional R&D headcount, clinical development costs for VEGF Trap-Eye and ARCALYST, and costs related to manufacturing supplies of aflibercept, VEGF Trap-Eye, and the Dll4 antibody.
Selling, general, and administrative expenses increased to $11.0 million in the first quarter of 2008 from $8.2 million in the comparable period of 2007. In the first quarter of 2008, the Company incurred costs associated with the launch of ARCALYST. In addition, the Company incurred higher compensation expense and recruitment costs associated with expanding the Company’s headcount, and higher legal fees related to general corporate matters.

Other Income
Investment income increased to $7.3 million in the first quarter of 2008 from $6.7 million in the comparable quarter of 2007. The increase in investment income resulted primarily from higher balances of cash and marketable securities, due primarily to receipts from sanofi-aventis of $312.0 million for the purchase of 12 million shares of the Company’s Common Stock in December 2007 and the $85.0 million up-front payment related to the antibody collaboration, partially offset by lower effective interest rates in 2008.
About Regeneron Pharmaceuticals
Regeneron is a fully integrated biopharmaceutical company that discovers, develops, and commercializes medicines for the treatment of serious medical conditions. In addition to ARCALYST™ (rilonacept) Injection for Subcutaneous Use, its first commercialized product, Regeneron has therapeutic candidates in clinical trials for the potential treatment of cancer, eye diseases, and inflammatory diseases, and has preclinical programs in other diseases and disorders. Additional information about Regeneron and recent news releases are available on Regeneron’s web site at www.regeneron.com
This news release discusses historical information and includes forward-looking statements about Regeneron and its products, development programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of Regeneron’s drug candidates, determinations by regulatory and administrative governmental authorities which may delay or restrict Regeneron’s ability to continue to develop or commercialize its product and drug candidates, competing drugs that are superior to Regeneron’s product and drug candidates, uncertainty of market acceptance of Regeneron’s product and drug candidates, unanticipated expenses, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement, including Regeneron’s agreements with the sanofi-aventis Group and Bayer HealthCare, to be canceled or to terminate without any product success, risks associated with third party intellectual property, and other material risks. A more complete description of these and other material risks can be found in Regeneron’s filings with the United States Securities and Exchange Commission (SEC), including its Form 10-K for the year ended December 31, 2007. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise unless required by law.
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Contacts Information:
Investor Relations 914.345.7640 invest@regeneron.com	Laura Lindsay Media Relations 914.345.7800 laura.lindsay@regeneron.com

Kimberly Chen Media Relations 212.845.5634 kchen@biosector2.com

REGENERON PHARMACEUTICALS, INC.
CONDENSED BALANCE SHEETS (Unaudited)
(In thousands)

	March 31,	December 31,
	2008	2007

ASSETS
Cash, restricted cash, and marketable securities	$827,858	$846,279
Receivables	32,960	18,320
Property, plant, and equipment, net	58,419	58,304
Other assets	11,639	13,355

Total assets	$930,876	$936,258

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$30,314	$39,232
Deferred revenue	239,959	236,759
Notes payable	200,000	200,000
Stockholders’ equity	460,603	460,267

Total liabilities and stockholders’ equity	$930,876	$936,258

REGENERON PHARMACEUTICALS, INC.
CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	For the three months
	ended March 31,
	2008	2007

Revenues
Contract research and development	$46,383	$13,645
Technology licensing	10,000	2,143

	56,383	15,788

Expenses
Research and development	61,270	41,235
Selling, general, and administrative	11,024	8,202

	72,294	49,437

Loss from operations	(15,911)	(33,649)

Other income (expense)
Investment income	7,304	6,743
Interest expense	(3,011)	(3,011)

	4,293	3,732

Net loss	$(11,618)	$(29,917)

Net loss per share amounts, basic and diluted	$(0.15)	$(0.46)

Weighted average shares outstanding, basic and diluted	78,493	65,563